Exhibit 23.1

Independent Registered Public Accounting Firm Consent

The Board of Directors

Maxim Pharmaceuticals, Inc.:

We consent to incorporation by reference in the Registration Statement Nos. (333-101302, 333-85216, 333-61154, 333-34398, 333-45600, 333-11375, 333-35669, 333-47695 and 333-113326) on Form S-8 and Registration Statement Nos. (333-65011, 333-52403, 333-84711, 333-91923, 333-95293, 333-30906, 333-41442, 333-109479, 333-111601 and 333-118434) on Form S-3 of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) of our report dated November 24, 2004, except for note 17 which is as of December 10, 2004, with respect to the consolidated balance sheets of Maxim Pharmaceuticals, Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2004, and for the period from inception (October 23, 1989) through September 30, 2004, which report appears in the September 30, 2004 annual report on Form 10-K of Maxim Pharmaceuticals, Inc. As discussed in Note 3 to the consolidated financial statements, in 2002 the Company adopted the provisions of SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets” and accordingly changed its method of accounting for goodwill.

/s/ KPMG LLP

San Diego, California
December 13, 2004